Exhibit 99.2
Tronox Announces Completion of “Stalking Horse” Asset and Equity
Purchase Agreement with Huntsman Pigments LLC
     Oklahoma City, August 31, 2009 – Tronox Incorporated (OTC: TRXAQ, TRXBQ) today announced that it and certain of its subsidiaries signed a “stalking horse” asset and equity purchase agreement with Huntsman Pigments LLC, a wholly-owned subsidiary of Huntsman Corporation, and Huntsman Corporation for the sale of certain of its operating assets, including:
•	Titanium dioxide facilities in The Netherlands and the United States, excluding its facility in Savannah, Georgia;

•	A 50% joint venture interest in the Western Australian titanium dioxide, mine and beneficiating operations; and

•	Electrolytic production facilities in the United States
     Huntsman’s stalking horse bid provides for sales proceeds of $415 million (which are subject to certain adjustments), is a binding offer to acquire selected assets of Tronox and will serve as the minimum floor bid for an auction process to be conducted pursuant to section 363 of the U.S. Bankruptcy Code. The agreement will be submitted for approval to the United States Bankruptcy Court for the Southern District of New York. Other potential buyers may submit competing bids for Tronox’s assets leading up to the auction, which auction will likely take place in the fourth quarter of 2009.
     “We are very pleased to have successfully met the commitment to our debtor-in-possession lenders to enter into a stalking horse purchase agreement by August 30, 2009. We believe that this asset and equity purchase agreement provides a solid foundation from which we can maximize the value of our assets through the section 363 auction process later this year.” said Dennis Wanlass, Chairman and Chief Executive Officer of Tronox Incorporated.

     On January 12, 2009, Tronox Incorporated and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York. As part of Tronox’s debtor-in-possession financing, Tronox agreed to enter into a section 363 asset sale process. Such process involves obtaining a stalking horse bid, a binding proposal for a bankrupt company’s assets from an interested buyer chosen by the bankrupt company, which binding proposal must be approved by the bankruptcy court as sufficient to serve as a minimum floor bid for the auction process. After the stalking horse bid is approved by the bankruptcy court, other potential buyers may submit competing bids for the bankrupt company’s assets at an auction. If Huntsman wins the auction and is approved by the United States Bankruptcy Court for the Southern District of New York as the buyer, then Huntsman’s consummation of the proposed acquisition of the operating assets of Tronox as agreed remains subject to customary antitrust and other regulatory approvals and certain other customary closing conditions.
     Headquartered in Oklahoma City, Tronox is the world’s fourth-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 535,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s four pigment plants, which are located in the United States, Australia and The Netherlands, supply high-performance products to approximately 1,100 customers in over 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.
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Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com